Exhibit 99.1

GAN Reports Second Quarter 2022 Financial Results

Company remains focused on cost savings measures and building sustainable long-term profitability

Development of GAMESTACK 2.0 progressing well and on track for early 2023 launch

Company revising full year revenue expectation to $142.5 million to $152.5 million and

Adjusted EBITDA expectations to $10 to $15 million

Irvine, California | August 15, 2022: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the quarter ended June 30, 2022.

Dermot Smurfit, CEO of GAN stated:

“We continue to make strong progress toward the launch of GAMESTACK 2.0 and GAN Sports in U.S. markets as we position GAN for improved performance in the face of a difficult macroeconomic environment. Our cost saving initiatives and other productivity measures are working and will enhance our long-term profitability profile. Both our B2B and B2C segments continue to demonstrate unique technology and capabilities, as customer adoption and new launches remain on a positive trend. GAN is now licensed in 16 U.S. states, Canada, and has begun the initial stages of entering the Mexican market.”

“We are excited about the momentum behind our key initiatives, such as Super RGS, and the customer feedback surrounding the uniqueness and value of our exclusive gaming content has been highly encouraging and validating. We expect a robust launch schedule for GAN Sports throughout the U.S. in 2023, which will further our position as a leading provider of a true omnichannel gaming experience. We are excited about the prospect of a stronger second half of the year, supported by the FIFA World Cup.”

Second Quarter 2022 Compared to Second Quarter 2021

●	Total revenue was $35.0 million versus $34.4 million, up 2% compared to the prior year quarter. The increase from the prior year quarter was driven by strong growth in the Company’s B2B segment, which was partially offset by a decrease in the B2C segment driven by lower sports margin and the unfavorable impact of foreign currency fluctuation.

●	B2B segment revenue was $14.2 million versus $10.4 million. The 36% growth was driven primarily by an increase in development services and other revenue, which include hardware sales, and organic growth in US real money iGaming

●	B2C segment revenue was $20.8 million versus $24.0 million. The handle, or amount wagered, increased 8% on organic demand for the Coolbet product offering. Segment revenue was impacted by a 260-bps decrease in the sports margin from the prior year period to 7.1% and a $2.4 million impact from the unfavorable impact of foreign currency fluctuation.

●	Gross Profit was $24.5 million versus $24.0 million. The increase was primarily driven by strong growth in B2B revenue, which was partially offset by a decrease in B2C revenue from the aforementioned factors.

●	Operating Expenses was $62.3 million versus $26.8 million. The current quarter included a $28.9 million non-cash goodwill impairment charge related to the B2B segment. In addition, D&A increased $2.4 million primarily related to higher amortization expenses and Sales & Marketing increased $1.8 million due to expansion in Latin America.

●	Net loss of $38.3 million versus $3.8 million. The increase in net loss was driven by the above mentioned factors.

●	Adjusted EBITDA was $1.3 million versus $3.5 million. The primary driver of the decrease was increased B2C segment sales and marketing expense related to securing key sponsorships to drive continued growth and brand awareness particularly in Latin America in advance of the 2022 FIFA World Cup.

●	Cash was $49.1 million as of June 30, 2022, which was an increase of $9.6 million from December 31, 2021. In April 2022, the Company successfully entered into a fixed term credit facility (the “Credit Facility”) which provided for $30.0 million in aggregate principal amount of secured term loans. The Company incurred $2.4 million in debt issuance costs in connection with the Credit Facility.

●	B2C KPI’s during the quarter were strong as the Company continued to grow active customers, deposits and turnover. Active Customers increased 39% from the prior year period driven by growth in Latin America and strong customer retention.

●	B2B Gross Operator Revenue (“GOR”) totaled $283.0 million versus $221.4 in the prior year quarter, a 28% increase. This increase was driven primarily by expansion of existing clients into new jurisdictions, such as Connecticut and Ontario, Canada, coupled with the launch of RMiG solutions for new customers in existing jurisdictions, such as Michigan.

●	After the 2022 second quarter’s end, the Company’s B2B Sports offering was awarded the Rising Star in Sports Betting by SBC North America. The Company’s B2C segment (Coolbet) achieved the milestone of 1 million registered customers on the platform.

GAN Limited

Key Financial Highlights

(Unaudited, in thousands unless otherwise specified)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Revenues
B2B	$14,150	$13,070	$10,368
B2C	20,817	24,424	23,982
Total revenues	$34,967	$37,494	$34,350

Profitability Measures
B2B segment gross profit (1)	$11,211	$9,167	$8,061
B2B segment gross profit margin (1)	79.2%	70.1%	77.7%
B2C segment gross profit (1)	$13,293	$16,627	$15,933
B2C segment gross profit margin (1)	63.9%	68.1%	66.4%
Net loss	$(38,349)	$(4,499)	$(3,759)
Adjusted EBITDA (7)	$1,346	$2,971	$3,539

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$283.0	$297.8	$221.4
B2B Take Rate (3)	5.0%	4.4%	4.7%
B2C Active Customers (in thousands) (4)	260	230	187
B2C Marketing Spend Ratio (5)	22%	19%	12%
B2C Sports Margin (6)	7.1%	7.2%	9.7%

2022 Outlook

Karen Flores, CFO of GAN added:

“Our deliberate, focused efforts to improve our profitability are bearing results in the midst of the difficult macroeconomic and inflationary environment, as seen through our Adjusted EBITDA in the quarter. All of our cost savings actions have been executed without hindering our longer-term strategy or ability to accelerate future growth. During the quarter, we were also able to repurchase roughly $1 million of our stock in the open market and completed a $30 million term loan to facilitate our investment in our strategic initiatives. Our balance sheet and financial profile remain strong, and will be supported by a much improved path toward increased profitability and scale. However, it has become clear that a difficult foreign exchange environment and European headwinds will temporarily impact our results in the second half of the year. As a result, we are lowering our full year revenue expectation to $142.5 million to $152.5 million, and Adjusted EBITDA expectations to be in the range of $10 million to $15 million for the full year.”

Conference Call Details

Date/Time:	Monday, August 15, 2022, at 4:30 PM ET
Webcast:	https://www.webcast-eqs.com/gan20220516/en
U.S. Toll-Free Dial-in:	(877) 407-0989
International Dial-in:	(201) 389-0921

To access the call, please dial in approximately ten minutes before the start of the call. An accompanying slide presentation will be available in PDF format on the “Events & Presentations” page of the investor relations portion of the Company’s website (http://investors.gan.com) after issuance of the earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading business-to-consumer operator of proprietary online sports betting technology internationally with market leadership positions in selected European and Latin American markets. In its B2B segment, GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as ‘Simulated Gaming.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s revenue guidance, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability for the second half of 2022, the anticipated launch of regulated gaming in new U.S. states, the expected integration of Coolbet’s sports betting technology and international B2C operations, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those risks detailed under “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This presentation uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1)	The Company excludes depreciation and amortization in certain segment calculations.

(2)	The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from SIM, gross gaming revenue from RMiG, and gross sports win from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3)	The Company defines B2B Take Rate as a quotient of B2B segment revenue retained by the Company over the total Gross Operator Revenue generated by our B2B corporate customers. The B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4)	The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and track related trends.

(5)	The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6)	The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7)	Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net income (loss) before interest expense (income), net, income tax expense (benefit), depreciation and amortization, impairments, share-based compensation expense and related expense, restructuring costs and other items which the Board of Directors considers to be infrequent or unusual in nature. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com

GAN Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Revenue	$34,967	$37,494	$34,350	$72,461	$61,468

Operating costs and expenses
Cost of revenue (1)	10,463	11,700	10,356	22,163	19,075
Sales and marketing	7,267	6,098	5,480	13,365	9,581
Product and technology	5,188	8,954	4,829	14,142	10,072
General and administrative (1)	13,688	9,392	12,320	23,080	22,329
Impairment	28,861	—	—	28,861	—
Restructuring	712	1,059	—	1,771	—
Depreciation and amortization	6,556	4,413	4,132	10,969	8,126
Total operating costs and expenses	72,735	41,616	37,117	114,351	69,183
Operating loss	(37,768)	(4,122)	(2,767)	(41,890)	(7,715)
Interest expense (income), net	1,080	(9)	—	1,071	1
Other income	(270)	—	—	(270)	—
Loss before income taxes	(38,578)	(4,113)	(2,767)	(42,691)	(7,716)
Income tax (benefit) expense	(229)	386	992	157	1,653
Net loss	$(38,349)	$(4,499)	$(3,759)	$(42,848)	$(9,369)

Loss per share, basic and diluted	$(0.91)	$(0.11)	$(0.09)	$(1.01)	$(0.22)

Weighted average ordinary shares outstanding, basic and diluted	42,300,668	42,252,661	41,931,948	42,276,798	41,912,285

(1) Excludes depreciation and amortization expense

GAN Limited

Segment Revenue and Gross Profit (Unaudited)

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue
B2B
Platform and content fees	$10,518	$10,702	$9,325	$21,220	$18,509
Development services and other	3,632	2,368	1,043	6,000	4,665
Total B2B revenue	14,150	13,070	10,368	27,220	23,174

B2C
Gaming	20,817	24,424	23,982	45,241	38,294
Total B2C revenue	20,817	24,424	23,982	45,241	38,294

Total revenue	$34,967	$37,494	$34,350	$72,461	$61,468

Gross Profit
B2B
Revenue	$14,150	$13,070	$10,368	$27,220	$23,174
Cost of revenue (1)	2,939	3,903	2,307	6,842	5,049
B2B segment gross profit	11,211	9,167	8,061	20,378	18,125
B2B segment gross profit margin	79.2%	70.1%	77.7%	74.9%	78.2%

B2C
Revenue	20,817	24,424	23,982	45,241	38,294
Cost of revenue (1)	7,524	7,797	8,049	15,321	14,026
B2C segment gross profit	13,293	16,627	15,933	29,920	24,268
B2C segment gross profit margin	63.9%	68.1%	66.4%	66.1%	63.4%

Total segment gross profit	$24,504	$25,794	$23,994	$50,298	$42,393
Total segment gross profit margin	70.1%	68.8%	69.9%	69.4%	69.0%

(1) Excludes depreciation and amortization expense

GAN Limited

Revenue by Geography (Unaudited)

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue by geography *
United States	$11,720	$11,491	$8,330	$23,211	$19,079
Europe	10,205	12,564	14,193	22,769	25,257
Latin America	11,193	12,225	10,254	23,418	13,857
Rest of the world	1,849	1,214	1,573	3,063	3,275
Total	$34,967	$37,494	$34,350	$72,461	$61,468

* Revenue is segmented based on the location of the Company’s customer.

GAN Limited

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Net loss	$(38,349)	$(4,499)	$(3,759)	$(42,848)	$(9,369)
Income tax (benefit) expense	(229)	386	992	157	1,653
Interest expense (income), net	1,080	(9)	—	1,071	1
Depreciation and amortization	6,556	4,413	4,132	10,969	8,126
Share-based compensation and related expense	2,715	1,621	2,174	4,336	3,665
Impairment	28,861	—	—	28,861	—
Restructuring	712	1,059	—	1,771	—
Adjusted EBITDA	$1,346	$2,971	$3,539	$4,317	$4,076

GAN Limited

Historical Normalized Revenue (Unaudited)

(in thousands)

	Three Months Ended,
	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022

Revenue
Revenue	$32,268	$30,427	$37,494	$34,967
Normalized adjustments (1)	36	4,237	(837)	(81)
Normalized Revenue	$32,304	$34,664	$36,657	$34,886

Sports Margin
Actual sports margin	6.8%	4.6%	7.2%	7.1%
Normalized sports margin	6.9%	6.9%	7.0%	7.0%

Revenue to Gross Gaming Revenue (GGR) Ratio
Actual revenue to GGR ratio	74.8%	67.0%	78.8%	72.7%
Normalized revenue to GGR ratio	74.7%	74.7%	75.7%	73.9%

(1) The adjustments are based on the effects of a normalized sports margin of 7.0% and 6.9% for quarters in years 2022 and 2021, respectively. Normalized revenue to gross gaming revenue ratios are based upon a rolling four-quarter average for each quarter within the B2C segment. Sports margin is the ratio of GGR to total amount wagered, which allows management to measure sportsbook performance against the expected outcome. The revenue to GGR ratio is driven by customer incentives, including free bets, sign-up and retention bonuses, and allows management to measure the impact of bonus spend on net revenue. The revenue to GGR ratio may fluctuate based on the number of new users acquired during the period.